                                                                       EXHIBIT 2

                                      FORM

                                       OF

                                  DISTRIBUTION

                                   AGREEMENT

                                  BY AND AMONG

                          PREMARK INTERNATIONAL, INC.

                                      and

                             TUPPERWARE CORPORATION

                                      and

                              DART INDUSTRIES INC.

                            DISTRIBUTION AGREEMENT

  DISTRIBUTION AGREEMENT (this "Agreement"), dated as of      , 1996, by and
among (i) PREMARK INTERNATIONAL, INC., a Delaware corporation ("Premark"),
(ii) TUPPERWARE CORPORATION, a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of Premark ("Tupperware") and (iii) DART INDUSTRIES INC., a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary, directly or indirectly, of Premark ("Dart").

  WHEREAS, the Premark Board (as defined herein) has determined that it is appropriate and desirable to distribute all outstanding shares of Tupperware Common Stock (as defined herein) on a pro rata basis to the holders of Premark Common Stock (as defined herein); and

  WHEREAS, Premark, Tupperware and Dart have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect such distribution and certain other agreements that will govern certain matters relating to such distribution;

  NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                  Definitions
                                  -----------

  Section 1.01 General. As used in this Agreement, the following terms shall
               -------
have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

  AAA: as defined in Section 6.07(b).
  ---

  Action: any action, suit, arbitration, inquiry, proceeding or investigation
  ------
by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

  Affiliate: with respect to any Person, a Person that directly, or indirectly
  ---------
through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

  Agent: the distribution agent for the stockholders of Premark, as selected
  -----
by Premark, to distribute the Tupperware Common Stock in connection with the Distribution.

  Ancillary Agreements: collectively, all of the agreements, instruments,
  --------------------
understandings, assignments or other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Conveyance and Assumption Instruments, the Employee Benefits and Compensation Allocation Agreement, the Interim Services Agreement, if any, and the Tax Sharing Agreement.

  By-Laws: Tupperware's by-laws substantially in the form attached hereto as
  -------
Annex D.

  Cash Dividend: as defined in Section 3.02(a).
  -------------

  Certificate of Incorporation: Tupperware's certificate of incorporation
  ----------------------------
substantially in the form attached hereto as Annex E.

  Chairman: as defined in Section 6.07(b).
  --------

  Claims Administration: (i) the processing of claims made under the Policies,
  ---------------------
including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims, (ii) in the case of the Tupperware Businesses, the reporting to Premark of any losses or claims which may cause the per-occurrence deductible or self-insured retention or limits of any Policy to be exceeded, (iii) the collection of the proceeds of Policies, and (iv) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence deductible or self-insured retention or limits of any Policy to be exceeded.

  Code: the Internal Revenue Code of 1986, as amended.
  ----

  Commission: the Securities and Exchange Commission.
  ----------

  Convention Center: the convention center building and the underlying and
  -----------------
related land located near Orlando, Florida currently owned and operated by Dart.

  Convention Center Business: the personal property assets and contracts
  --------------------------
related to the business currently conducted by Dart through the use of the Convention Center.

  Conveyance and Assumption Instruments: collectively, the various agreements,
  -------------------------------------
instruments and other documents to be entered into to effect the transfer of assets and the assumption of Liabilities contemplated by the transactions set forth in Section 3.01 of this Agreement.

  Cook: Cook Insurance Company, Ltd., a Bermuda corporation.
  ----

  Cut-off Date: the last fiscal day of the calendar month immediately
  ------------
preceding the Distribution Date.

  Dart-Brazil: Dart do Brasil Industria e Comercio Limitada, a Brazilian
  -----------
corporation.

  Dart Guarantees: collectively, the guarantees by Dart pursuant to the
  ---------------
Facilities and Guarantee Agreement of the debt of Kraft set forth on Schedule
1.1.

  Daypar: Daypar Participacoes Limitada, a Brazilian corporation.
  ------

  Deerfield: Deerfield Land Corporation, a Delaware corporation.
  ---------

  DIL: Dart Industries Limited, a United Kingdom corporation.
  ---

  DILHC: a new domestic corporation to be organized by Wavebest.
  -----

  Dispute Resolution Committee: as defined in Section 6.06.
  ----------------------------

  Distribution: the distribution on a pro rata basis to holders of Premark
  ------------
Common Stock of the shares of Tupperware Common Stock owned by Premark on the Distribution Date.

  Distribution Date: the date determined by the Premark Board on which the
  -----------------
Distribution shall be effected.

  DKI: Dart & Kraft, Inc., a Delaware corporation (now known as Kraft Foods,
  ---
Inc.).

  DKI Indemnifiable Losses: collectively, any DKI Liability, Newco Liability,
  ------------------------
Retained Dart Subsidiary Liability or any Indemnifiable Losses described in
Section 5.01 of the DKI Reorganization and Distribution Agreement.

  DKI Indemnification: the obligations of DKI and its Affiliates to indemnify,
  -------------------
defend and hold harmless, pursuant to Section 5.01 of the DKI Reorganization and Distribution Agreement and the rights to such indemnification, defense and holding harmless.

  DKI Reorganization and Distribution Agreement: the Reorganization and
  ---------------------------------------------
Distribution Agreement, dated as of September 4, 1986, by and among DKI, Premark, Dart, HIH, Vulcan-Hart Corporation, DKI Commercial Equipment Holdings, Inc. and Duracell Inc.

  Employee Benefits and Compensation Allocation Agreement: an employee
  -------------------------------------------------------
benefits and compensation allocation agreement between Premark and Tupperware substantially in the form attached hereto as Annex A.

  Exchange Act: the Securities Exchange Act of 1934, as amended.
  ------------

  Facilities and Guarantee Agreement: the Facilities and Guarantee Agreement,
  ----------------------------------
dated as of July 24, 1981, by and among DKI, Dart, and Kraft, Inc., as amended on April 22, 1982, which was terminated as of September 4, 1986 pursuant to
Section 4.01 thereof.

  Foreign Exchange Rate: with respect to any currency other than United States
  ---------------------
dollars as of any date of determination, the average of the opening bid and asked rates on such date at which such currency may be exchanged for United States dollars as quoted by Citibank, N.A.

  Form 10: the registration statement on Form 10 filed by Tupperware with the
  -------
Commission to effect the registration of the Tupperware Common Stock pursuant to the Exchange Act.

  Former Dart Businesses: has the meaning assigned to such term in the DKI
  ----------------------
Reorganization and Distribution Agreement. (For informational purposes, the businesses specified on Schedule I to such agreement are set forth on Schedule
1.2 hereto.)

  Former Dart Business Liabilities: has the meaning assigned to such term in
  --------------------------------
the DKI Reorganization and Distribution Agreement.

  Former Premark Businesses: the businesses set forth on Schedule 1.3 and all
  -------------------------
businesses, assets or operations managed or operated by, or operationally related to, Premark or any of such businesses, which heretofore have been sold or otherwise disposed of or discontinued, which are not Former Dart Businesses.

  Former Premark Business Liabilities: collectively, all of the Liabilities
  -----------------------------------
related to the Former Premark Businesses.

  Former Tupperware Businesses: the businesses set forth on Schedule 1.4 and
  ----------------------------
all businesses, assets or operations managed or operated by, or operationally related to, Dart or any of such businesses, which heretofore have been sold or otherwise disposed of or discontinued, which are not Former Dart Businesses.

  Former Tupperware Business Liabilities: collectively, all of the Liabilities
  --------------------------------------
related to the Former Tupperware Businesses.

  Group: the Premark Group or the Tupperware Group.
  -----

  HIH: Hobart International Holdings, Inc., a Delaware corporation.
  ---

  Hobart Brazil: Hobart do Brasil Limitada, a Brazilian corporation.
  -------------

  Indemnifiable Loss: has the meaning assigned to such term in the DKI
  ------------------
Reorganization and Distribution Agreement.

  Indemnifying Party: as defined in Section 4.03(a).
  ------------------

  Indemnitee: as defined in Section 4.03(a)
  ----------

  Indemnity Payment: as defined in Section 4.03(a).
  -----------------

  Information: as defined in Section 5.01.
  -----------

  Information Statement: the information statement to be sent to the holders
  ---------------------
of Premark Common Stock in connection with the Distribution.

  Interim Services Agreement: an interim services agreement between Premark
  --------------------------
and Tupperware which, if determined to be required, will be entered into prior to the Distribution Date pursuant to which Premark and Tupperware will provide for various service and other relationships following the Distribution Date.

  Insurance Amount: as defined in Section 3.06(f).
  ----------------

  IRS: the Internal Revenue Service.
  ---

  Kraft: Kraft Foods, Inc., a Delaware corporation and successor to DKI and
  -----
Kraft, Inc., a Delaware corporation and former subsidiary of DKI.

  Liabilities: with respect to any Person, any and all debts, liabilities and
  -----------
obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including, without limitation, all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

  Losses: any and all losses, Liabilities, claims, damages, obligations,
  ------
payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto, and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

  NewCan: a new Canadian corporation to be organized by Dart.
  ------

  No-action Letter: a letter from the staff of the Commission indicating,
  ----------------
among other things, that the Division of Corporation Finance will not recommend enforcement action to the Commission if the Tupperware Common Stock is distributed pursuant to the Distribution without registration under the Securities Act of 1933, as amended.

  Norwest Bank: Norwest Bank Minnesota, N.A., a nationally chartered bank.
  ------------

  NYSE: the New York Stock Exchange, Inc.
  ----

  Person: an individual, a partnership, a joint venture, a corporation, a
  ------
limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

  PFEG: Premark FEG Corporation, a Delaware corporation.
  ----

  PFEG-Brasil: Premark FEG do Brasil Limitada, a Brazilian corporation.
  -----------

  PFEG LLC: a limited liability company to be formed by Premark and a Premark
  --------
Affiliate.

  Policies: as defined in Section 3.06(a).
  --------

  PreCan: Premark Canada Inc., a Canadian corporation.
  ------

  Premark Assets: collectively, all the assets of Premark and the Premark
  --------------
Subsidiaries, including, without limitation, the Premark Patents and Trademarks, other than the Tupperware Assets.

  Premark Assumed Liabilities: collectively, all Liabilities relating to or
  ---------------------------
arising in connection with the Premark Assets or the Premark Businesses, whether arising before, on or after the Distribution Date, which are to be assumed by Premark or a Premark Subsidiary, as appropriate, pursuant to the transactions contemplated by Section 3.01, including, without limitation, the Liabilities set forth on Schedule 1.5.

  Premark Board: the Board of Directors of Premark.
  -------------

  Premark Businesses: the businesses currently conducted by Premark and its
  ------------------
Subsidiaries other than the Tupperware Businesses.

  Premark Common Stock: the Common Stock, par value $1.00 per share, of
  --------------------
Premark.

  Premark Financial: Premark Financial Corporation, a Delaware corporation.
  -----------------

  Premark Group: Premark and its Affiliates, whether now or hereafter
  -------------
existing, other than members of the Tupperware Group.

  Premark Guarantees: collectively, (i) the guarantees by Premark set forth on
  ------------------
Schedule 1.6(a) which were entered into by Premark with respect to the duties and obligations of Tupperware U.S., as franchisor, under certain franchise agreements and (ii) the other guarantees set forth on Schedule 1.6(b).

  Premark Indemnitees: as defined in Section 4.02.
  -------------------

  Premark Liabilities: collectively, all of (i) the Liabilities of any member
  -------------------
of the Premark Group under this Agreement or any Ancillary Agreement to which it is or becomes a party, (ii) the Liabilities arising out of or in connection with the businesses, assets or operations of the Premark Group (other than such businesses, assets or operations which, pursuant to this Agreement, shall, after the Distribution Date, be part of the Tupperware Group), as heretofore, currently, or hereafter conducted, (iii) the Premark Assumed Liabilities, (iv) the Former Premark Business Liabilities and (v) the Liabilities retained or assumed by Premark or any Premark Subsidiary pursuant to the Employee Benefits and Compensation Allocation Agreement.

  Premark Patents and Trademarks: collectively, the patents and trademarks set
  ------------------------------
forth on Schedule 1.7.

  Premark Subsidiary: any subsidiary of Premark other than Tupperware or any
  ------------------
Tupperware Subsidiary.

  Premium Administration: with respect to each Policy, the accounting for
  ----------------------
premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Policies.

  Record Date: the close of business on the date to be determined by the
  -----------
Premark Board, or a committee thereof, as the record date for the Distribution.

  Representative: with respect to any Person, any of such Person's directors,
  --------------
officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

  Rights Plan: the rights agreement, to be entered into on or prior to the
  -----------
Distribution Date, between Tupperware and Norwest Bank, as rights agent, substantially in the form filed as an exhibit to the Form 10.

  Stero: The Stero Company, a Delaware corporation.
  -----

  Subsidiary: with respect to any Person, any corporation or other legal
  ----------
entity of which such Person or any Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest, or more than 50% of the voting power entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for
                                              --------  -------
purposes of this Agreement, (i) Dart and the Subsidiaries of Dart shall be deemed to be Tupperware Subsidiaries and (ii) neither Dart, Tupperware nor any Tupperware Subsidiary shall be deemed to be Premark Subsidiaries.

  Tax: as defined in the Tax Sharing Agreement.
  ---

  Tax Ruling: a private letter ruling issued by the IRS indicating that the
  ----------
Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code.

  Tax Sharing Agreement: the Tax Sharing Agreement between Premark and
  ---------------------
Tupperware, substantially in the form attached hereto as Annex C.

  Third Party Claim: as defined in Section 4.04(a)(i).
  -----------------

  Tupperware Assets: collectively, (i) all assets currently owned by Dart and
  -----------------
the Subsidiaries of Dart (other than any such assets which pursuant to, or as a consequence of, this Agreement are to be transferred to, or retitled in the name of, Premark or a Premark Subsidiary, including, without limitation, the Premark Patents and Trademarks) and which, as of and after the Distribution Date are to be owned by the Tupperware Group, and (ii) all assets which are currently owned by Premark or a Premark Subsidiary and which pursuant to, or as a consequence of, this Agreement are to be transferred to Tupperware or a Tupperware Subsidiary, including, without limitation, any assets set forth on
Schedule 1.8 and which, as of and after the Distribution Date are to be owned by the Tupperware Group.

  Tupperware Assumed Liabilities: collectively, all Liabilities relating to or
  ------------------------------
arising in connection with the Tupperware Assets or the Tupperware Businesses, whether arising before, on or after the Distribution Date, which are to be assumed by Tupperware or a Tupperware Subsidiary, as appropriate, pursuant to the transactions contemplated by Section 3.01, including, without limitation, the Liabilities set forth on Schedule 1.9.

  Tupperware Board: the Board of Directors of Tupperware.
  ----------------

  Tupperware Businesses: the direct selling business (other than the direct
  ---------------------
selling business conducted by West Bend or any West Bend Subsidiary) and related manufacturing business conducted, as of the date hereof, by Dart and its Subsidiaries and by certain divisions of various Premark Subsidiaries through the use of the Tupperware Assets, and after the Distribution Date to be conducted by Tupperware and the Tupperware Subsidiaries.

  Tupperware Common Stock: collectively, the Common Stock, par value $.01 per
  -----------------------
share, of Tupperware and the rights issued pursuant to the Rights Plan.

  Tupperware Group: Tupperware and that portion of any corporation or other
  ----------------
entity, whether now or hereafter existing, which conduct the Tupperware Businesses.

  Tupperware Indemnitees: as defined in Section 4.01.
  ----------------------

  Tupperware Liabilities: collectively, all of (i) the Liabilities of any
  ----------------------
member of the Tupperware Group under this Agreement or any Ancillary Agreement to which it is or becomes a party, (ii) the Liabilities arising out of or in connection with the businesses, assets or operations of the Tupperware Group (other than such businesses, assets or operations which, pursuant to this Agreement shall, after the Distribution Date, be part of the Premark Group), as heretofore, currently, or hereafter conducted, (iii) the Tupperware Assumed Liabilities, (iv) the Former Tupperware Business Liabilities and (v) the Liabilities retained or assumed by Tupperware or any Tupperware Subsidiary pursuant to the Employee Benefits and Compensation Allocation Agreement.

  Tupperware Subsidiary: any subsidiary of Tupperware that, as of the
  ---------------------
Distribution Date, will be a subsidiary of Tupperware, and any other subsidiary of Tupperware which thereafter may be organized or acquired.

  Tupperware U.S.: Tupperware U.S., Inc., a Delaware corporation.
  ---------------

  Wavebest: Wavebest Limited, a United Kingdom corporation.
  --------

  West Bend: The West Bend Company, a Delaware corporation and wholly-owned
  ---------
Premark Subsidiary.

  Wolf: The Wolf Range Company, a Delaware corporation.
  ----

  Wolf LLC: a limited liability company to be formed by PFEG and a Premark
  --------
Affiliate.

  Section 1.02 Exhibits, etc. References to an "Exhibit" or "Schedule" are,
               -------------
unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to "Section" or "Article" are, unless otherwise specified, to one of the Sections or Articles of this Agreement.

  Section 1.03 References to Time. All references in this Agreement to times
               ------------------
of day shall be to Central time.

                                  ARTICLE II

                               The Distribution
                               ----------------

  Section 2.01 The Distribution. Subject to Section 2.03 hereof and prior to
               ----------------
the Distribution Date, Premark will deliver to the Agent for the benefit of holders of record of Premark Common Stock on the Record Date, a single stock certificate, endorsed by Premark in blank, representing all of the then outstanding shares of Tupperware Common Stock owned by Premark, and shall instruct the Agent to distribute on, or as soon as practicable following, the Distribution Date the appropriate number of such shares of Tupperware Common Stock to each such holder or designated transferee or transferees of such holder. The Distribution shall be effective as of 5:00 p.m. Central time, on the Distribution Date. Tupperware will provide to the Agent all share certificates and any information required in order to complete the Distribution on the basis of one share of Tupperware Common Stock for each share of Premark Common Stock outstanding on the Record Date.

  Section 2.02 Cooperation Prior to the Distribution.
               -------------------------------------

  (a) Premark and Tupperware shall prepare, and Premark shall mail to the holders of Premark Common Stock on the Record Date, the Information Statement, which shall set forth appropriate disclosure concerning Tupperware, the Distribution and other matters. Premark and Tupperware shall prepare, and Tupperware shall file with the Commission, the Form 10, which includes or incorporates by reference the Information Statement. Premark and Tupperware shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act as promptly as reasonably practicable.

  (b) Premark and Tupperware shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by the Distribution and the Employee Benefits and Compensation Allocation Agreement.

  (c) Premark and Tupperware shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States and the securities laws of any applicable foreign countries or other political subdivision thereof, in connection with the transactions contemplated by this Agreement.

  (d) Premark and Tupperware shall have prepared, and Tupperware shall file and pursue, an application to permit listing of the Tupperware Common Stock on the NYSE and any other national securities exchanges selected by Tupperware.

  (e) Premark and Tupperware shall each take all such action as may be necessary or appropriate to cause the conditions set forth in Section 2.03 to be satisfied and to effect the Distribution on the Distribution Date.

  Section 2.03 Conditions to the Distribution. The Premark Board shall in its
               ------------------------------
discretion establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution, but in no event shall the Distribution Date occur prior to such time as each of the following have occurred or have been waived by the Premark Board in its sole discretion:
(i) Premark shall have received the Tax Ruling or an acceptable opinion of tax counsel indicating that the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code and such Tax Ruling or such acceptable opinion of tax counsel shall be in full force and effect and shall not have been modified or amended in any respect adversely affecting the tax consequences set forth therein; (ii) the Premark Board shall have given final approval of the Distribution; (iii) all material consents which are required to effect the Distribution shall have been received; (iv) the Form 10 shall have been declared effective by the Commission; (v) the Tupperware Board, composed as contemplated by Section 3.03, shall have been duly elected; (vi) the Certificate of Incorporation, the By-Laws and the Rights Plan shall each have been adopted and be in effect;
(vii) the Tupperware Common Stock shall have been approved for listing upon notice of issuance on the NYSE and any other exchange selected by Tupperware pursuant to Section 2.02(d); (viii) the transactions contemplated by Section
3.01 and Section 3.02 shall have been consummated in all material respects;
(ix) Premark and Tupperware shall have entered into each of the Ancillary Agreements and each such agreement shall be in full force and effect; (x) the No-action Letter shall have been issued and shall be in full force and effect; and (xi) no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect; provided that the satisfaction of such
                                        --------
conditions shall not create any obligation on the part of Premark or any other party hereto to effect the Distribution or in any way limit Premark's power of termination set forth in Section 6.10 or alter the consequences of any such termination from those specified in such Section.

                                  ARTICLE III

                   TRANSACTIONS RELATING TO THE DISTRIBUTION
                   -----------------------------------------

  Section 3.01 Intercorporate Reorganization.
               -----------------------------

  (a) Subject to Section 3.08, prior to or on the Distribution Date, Premark and Tupperware shall undertake to complete all actions necessary, including, without limitation, the actions specified in Section 3.01(b), to (i) transfer, or cause to be transferred, to Tupperware or a Tupperware Subsidiary, as appropriate, effective as of the Cut-off Date, all of the right, title and interest of Premark or any Premark Subsidiary, as appropriate, in any Tupperware Assets and have Tupperware or a Tupperware Subsidiary, as appropriate, assume and agree to pay, perform and discharge in due course each of the Tupperware Assumed Liabilities, and (ii) transfer, or cause to be transferred, to Premark or a Premark Subsidiary, as appropriate, effective as of the Cut-off Date, all the right, title and interest of Tupperware or any Tupperware Subsidiary, as appropriate, in any Premark Assets and have Premark or a Premark Subsidiary, as appropriate, assume and agree to pay, perform and discharge in due course each of the Premark Assumed Liabilities.

  (b) Subject to Section 3.08, prior to the Distribution, Premark and Tupperware each agree to take, or cause to be taken, the following actions in connection with the Distribution:

    (i) domestic transactions:

      (A) a plan of complete liquidation of HIH shall be adopted and HIH shall be merged with and into PFEG;

      (B) Wolf LLC shall be formed, a plan of complete liquidation of Wolf shall be adopted and Wolf shall be merged with and into Wolf LLC;

      (C) PFEG LLC shall be formed, PFEG shall transfer to PFEG LLC, (x) Premark FEG GmbH & Co. KG, a German partnership, and (y) all PFEG's right, title and interest in the intellectual property owned by PFEG, and thereafter, a plan of complete liquidation of PFEG shall be adopted and PFEG shall be merged with and into Premark;

      (D) a plan of complete liquidation of Stero shall be adopted and Stero shall be merged with and into Premark;

      (E) Premark shall transfer all of its right, title and interest in the outstanding shares of capital stock of Dart to Tupperware;

      (F) as determined to be appropriate, Premark shall either (x) transfer all of its right, title, and interest in the outstanding shares of capital stock of Cook to Tupperware, or (y) merge Cook with and into Tupperware or (z) retain Cook;

      (G) as determined to be appropriate, Premark shall either (x) transfer all of its right, title and interest in the outstanding shares of capital stock of Deerfield to Tupperware or (y) merge Deerfield with and into Tupperware;

      (H) as determined to be appropriate, (x) Premark Financial shall transfer to Premark all Premark Assets owned by Premark Financial, the Premark Financial preferred stock owned by Florida Tile Industries, Inc. (a Florida corporation and Premark Subsidiary) shall be redeemed by Premark Financial and Premark shall thereafter transfer to Tupperware all of its right, title, and interest in the outstanding shares of capital stock of Premark Financial or (y) Premark Financial shall transfer or assign, as appropriate, to the Tupperware Group all Tupperware Assets owned or leased by Premark Financial, the Premark Financial preferred stock owned by Dart shall be redeemed by Premark Financial, and the $7,925,000 Promissory Note dated December 18, 1992 from Premark Financial to Deerfield shall be repaid in full;

      (I) Dart shall transfer the Convention Center Business to Tupperware;

      (J) Dart and Tupperware shall enter into a lease pursuant to which Tupperware shall lease from Dart the Convention Center;

      (K) Dart shall cooperate in the retitling of the Premark Patents and Trademarks into the name of Premark or a Premark Subsidiary, as appropriate;

      (L) Premark GmbH shall transfer to the appropriate foreign entity in the Premark Group all of its right, title and interest in the outstanding shares of capital stock of Premark HII Holdings, Inc., a Delaware corporation; and

      (M) Dart will make or cause to be made appropriate capital contributions to Tupperware U.S., Tupperware Distributors, Inc., and Dartco Manufacturing, Inc. or take any other appropriate action in order to eliminate any excess loss accounts as defined in Treasury Regulation 1.1502-19;

    (ii) Canadian Transactions;

      (A) NewCan shall be formed, Dart shall transfer to NewCan all Dart's right, title and interest in the capital stock of PreCan in exchange for all of the issued and outstanding shares of common stock of NewCan;

      (B) PreCan shall transfer to NewCan all the Tupperware Assets and Tupperware Businesses owned by PreCan in exchange for (x) all of the issued and outstanding shares of preferred stock of NewCan and (y) the assumption by NewCan of certain Liabilities of PreCan;

      (C) NewCan shall redeem all shares of its preferred stock owned by PreCan in exchange for a non-interest-bearing demand promissory note payable to PreCan;

      (D) PreCan shall redeem all shares of its common stock owned by NewCan in exchange for a non-interest-bearing demand promissory note payable to NewCan; and

      (E) the promissory notes described in subsections 3.01(b)(ii)(C) and 3.01(b)(ii)(D) shall be set-off and cancelled;

    (iii) Italian transactions:

      (A) the parties hereto undertake to reorganize the Italian operations of Premark and Dart so that, as of the Distribution Date, the Premark Group shall not have any interest in any Tupperware Businesses or Tupperware Assets of such operations, and the Tupperware Group shall not have any interest in the Premark Businesses or Premark Assets of such operations;

    (iv) United Kingdom transactions:

      (A) DILHC shall be formed by Wavebest and Wavebest shall transfer to DILHC all Wavebest's right, title and interest in the capital stock of DIL;

      (B) Wavebest shall distribute to Dart all of the shares of capital stock of DILHC; and

      (C) as determined to be appropriate, Dart shall distribute either to Premark and HIH, or to Premark alone, all its right, title and interest in the outstanding shares of capital stock of Wavebest; and

    (v) Brazilian Transactions:

      (A) Dart-Brazil shall sell to PFEG-Brasil for cash all its right, title and interest in the capital stock of Daypar;

      (B) Hobart Brazil shall be merged into Daypar; and

      (C) Daypar shall be merged into PFEG-Brazil.

  (c) In connection with the transfers of assets other than capital stock and the assumptions of Liabilities contemplated by subsection (a) and subsection
(b) of this Section, Premark and Tupperware shall execute or cause to be executed by the appropriate entities the Conveyance and Assumption Instruments in such forms as Premark and Tupperware shall reasonably agree, including the transfer of real property by deed. The transfer of capital stock shall be effected by means of delivery of stock certificates duly endorsed or accompanied by duly executed stock powers and notation on the stock records books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on appropriate registries.

  (d) Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing and warranting in any way as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party, it being agreed and understood that all assets are being transferred "as is, where is."

  (e) Prior to the Distribution Date, Premark and Tupperware shall take all steps necessary to increase the outstanding shares of Tupperware Common Stock so that immediately prior to the Distribution, Premark will hold a number of shares of Tupperware Common Stock equal to the total number of shares of Premark Common Stock outstanding on the Record Date.

  Section 3.02 Repayment of Intercompany Indebtedness and Cash Dividend.
               --------------------------------------------------------

  (a) Dividend Payments. Prior to the Distribution, Dart shall pay a cash
      -----------------
dividend (the "Cash Dividend") to Premark in accordance with the terms set forth on Schedule 3.02(a).

  (b) Elimination of Intercompany Accounts as of the Cut-off Date. All
      -----------------------------------------------------------
intercompany receivables, payables and loans between Tupperware and the Tupperware Subsidiaries, on the one hand, and Premark and the Premark Subsidiaries, on the other hand, shall be accorded the treatment set forth on
Schedule 3.02(b).

  (c) Cash Management After the Cut-off Date. Premark and Tupperware shall
      --------------------------------------
establish and maintain a separate cash management system with respect to the Tupperware Businesses in accordance with the terms set forth on Schedule 3.02(c).

  Section 3.03 The Tupperware Board. At the Distribution Date, the Tupperware
               --------------------
Board shall consist of, and Tupperware and Premark shall take all actions which may be required to elect or otherwise appoint as directors of Tupperware on or prior to the Distribution Date, the persons named on Schedule 3.03.

  Section 3.04 Resignations; Transfer of Stock held as Nominee. (a) Premark
               -----------------------------------------------
shall cause all of its, and all Premark Group entities', employees and directors to resign, not later than the Distribution Date, from all boards of directors or similar governing bodies of Tupperware or any member of the Tupperware Group on which they serve, and from all positions as officers of Tupperware or any member of the Tupperware Group in which they serve, except as otherwise specified on Schedule 3.04. Tupperware shall cause all of its, and all Tupperware Group entities', employees and directors to resign, not later than the Distribution Date, from all boards of directors or similar governing bodies of Premark or any member of the Premark Group on which they serve, and from all positions as officers of Premark or any member of the Premark Group in which they serve, except as otherwise specified on Schedule 3.04.

  (b) Premark shall cause each of its employees who holds stock, or similar evidence of ownership, of any Tupperware Group entity as nominee for such entity pursuant to the laws of the country in which such entity is located to transfer such stock, or similar evidence of ownership, to the Person so designated by Tupperware to be such nominee as of and after the Distribution Date. Tupperware shall cause each of its employees who holds stock, or similar evidence of ownership, of any Premark Group entity as nominee for such entity pursuant to the laws of the country in which such entity is located to transfer such stock, or similar evidence of ownership, to the Person so designated by Premark to be such nominee as of and after the Distribution Date.

  Section 3.05 Tupperware Certificate of Incorporation and By-Laws; Rights
               ---------------------------------------------------
Plan. Prior to the Distribution Date, (a) the Tupperware Board shall (i) approve the Certificate of Incorporation and shall file the same with the Secretary of State of the State of Delaware and (ii) adopt the By-Laws, and
(b) Premark, as sole stockholder of Tupperware, shall approve such Certificate of Incorporation. Prior to the Distribution Date, Tupperware shall adopt the Rights Plan.

  Section 3.06 Insurance.
               ---------
  (a) Coverage. Premark and its predecessors have historically provided
      --------
various forms of insurance coverage ("Policies") which include Tupperware and the Tupperware Subsidiaries within the definition of the named insured. Except for those Policies issued in the name of any Tupperware Subsidiary, coverage of Tupperware and the Tupperware Subsidiaries shall cease under the Policies as of the Distribution Date. From and after the Distribution Date, Tupperware and Tupperware Subsidiaries will be responsible for obtaining and maintaining insurance coverages in their own right. Premark shall retain the Policies, together with the rights, benefits and privileges thereunder. It is agreed that Tupperware and the Tupperware Subsidiaries shall have the right to present claims under such Policies for insured incidents occurring from the date said coverage first commenced until the Distribution Date to the extent that the terms and conditions of any such Policies so allow. It is understood that any such Policies written on a "claims made" basis rather than "occurrence" basis may not provide coverage to Tupperware and the Tupperware Subsidiaries for incidents occurring prior to the Distribution Date but which are first reported after the Distribution Date.

  (b) Administration and Reserves. From and after the Cut-off Date:
      ---------------------------

    (i) Premark shall be responsible for the (A) Premium Administration of all Policies except the European auto policy, and (B) Claims Administration with respect to the Premark Liabilities; provided, that the retention of the Policies by Premark is in no way intended to limit, inhibit or preclude any right to insurance coverage for any insured claim of a named insured under the Policies, including but not limited to Tupperware and the Tupperware Subsidiaries;

    (ii) Tupperware or a Tupperware Subsidiary, as appropriate, shall be responsible for the (A) Premium Administration of the European auto policy and (B) Claims Administration with respect to the Tupperware Liabilities;

    (iii) Premark or a Premark Subsidiary, as appropriate, shall be entitled to reserves or the benefit of reserves held by any insurance carrier, with respect to Premark Liabilities; and

    (iv) Tupperware or a Tupperware Subsidiary, as appropriate, shall be entitled to reserves, or the benefit of reserves held by any insurance carrier, with respect to Tupperware Liabilities.

  (c) Insurance Premiums. Premark shall pay the premiums, to the extent that
      ------------------
Tupperware or a Tupperware Subsidiary does not pay premiums with respect to Tupperware Liabilities (retrospectively-rated or otherwise), as required under the terms and conditions of the respective Policies, whereupon Tupperware or a Tupperware Subsidiary, as appropriate, shall upon receipt of a copy of the retrospective-rating adjustment forthwith reimburse Premark or a Premark Subsidiary, as appropriate, for that portion of such premiums paid by Premark as are attributable to the Tupperware Liabilities.

  (d) Insurance Proceeds. Proceeds received with respect to claims made under
      ------------------
the Policies shall be paid to Premark with respect to the Premark Liabilities and to Tupperware with respect to the Tupperware Liabilities.

  (e) Agreement for Waiver of Conflict and Shared Defense. In the event that a
      ---------------------------------------------------
Policy or Policies provide coverage for both Premark and Tupperware relating to the same occurrence, Premark and Tupperware agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this subsection (e) shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

  (f) Directors' and Officers' Insurance. Premark shall use its reasonable
      ----------------------------------
efforts to cause the persons currently serving as officers and/or directors of Premark who will become effective as of the Distribution Date officers and/or directors of Tupperware to be covered for a period of three years from the Distribution Date by the directors' and officers' liability insurance policy maintained by Premark (provided that Premark may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to matters covered under the existing policy occurring prior to the Distribution Date which were committed by such officers and/or directors in their capacity as such; provided, however, that in no event shall Premark be required to expend
      --------  -------
with respect to any year more than 120% of the current annual premium expended by Premark (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Premark is unable to maintain or obtain the insurance called for by this subsection 3.06(f), Premark shall use its reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount. In the event Premark or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Premark assume the obligations set forth in this subsection. The provisions of this subsection 3.06(f) are intended to be for the benefit of, and shall be enforceable by, each such officer and director and his or her heirs and representatives.

  Section 3.07 Use of Names.
               ------------
  (a) Use of Tupperware Name. Any existing printed material showing any
      ----------------------
affiliation or connection of Premark or any of its Subsidiaries with Tupperware or any Tupperware Subsidiary may be used by Premark and its Subsidiaries only for a period ending eight months after the Distribution Date. On and after the Distribution Date, Premark and its Subsidiaries shall not otherwise represent to third parties that any of them is affiliated with Tupperware or any Tupperware Subsidiary.

  (b) Use of Premark Name. Any existing printed material showing any
      -------------------
affiliation or connection of Tupperware or any of its Subsidiaries with Premark or any Premark Subsidiary may be used by Tupperware and its Subsidiaries only for a period ending eight months after the Distribution Date. On and after the Distribution Date, Tupperware and its Subsidiaries shall not otherwise represent to third parties that any of them is affiliated with Premark or any Premark Subsidiary.

  Section 3.08 Transfers Not Effected Prior to the Distribution; Transfers
               -----------------------------------------------------------
Deemed Effective as of the Cut-off Date. To the extent that any transfers and
---------------------------------------
assumptions contemplated by this Article III shall not have been consummated prior to the Distribution Date, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable, it nonetheless being agreed and understood by all the parties that no party shall be liable in any manner to any other party for any failure of any of the transfers contemplated by this Article III to be consummated prior to the Distribution Date. Subject to the provisions of Section 2.03, nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that Premark and Tupperware shall, and shall cause
         --------  -------
their respective Subsidiaries to, cooperate to seek to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article III. In the event that any such transfer of assets (other than capital stock of corporations to be transferred hereunder) or Liabilities has not been consummated, effective as of and after the Cut-off Date, the party retaining such asset or Liability shall thereafter hold such asset for the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or Liability been transferred as of the Cut-off Date. As and when any such asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties agree that, as of the Cut-off Date, each party hereto shall be deemed to have assumed in accordance with the terms of this Agreement and the Ancillary Agreements all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is required to assume pursuant to the terms hereof and thereof.

  Section 3.09 DKI Indemnification. (a) Premark and Tupperware hereby agree
               -------------------
that, notwithstanding the provisions of Section 4.01(c), it is their mutual intention that each Tupperware Indemnitee shall continue after the Distribution to be a Newco Indemnitee (as defined in the DKI Reorganization and Distribution Agreement) and to be entitled to the benefit of the DKI Indemnification. Prior to the Distribution Date, Premark shall use its reasonable efforts to cause the Tupperware Indemnitees to be entitled to the benefit of the DKI Indemnification, including efforts to secure the written agreement of DKI or its successors that Tupperware and its Subsidiaries will after the Distribution continue to be "Affiliates" for purposes of Section
5.01 of the DKI Reorganization and Distribution Agreement and entitled to indemnification under such Section 5.01 in accordance with its terms.

  (b) After the Distribution Date, Premark and its Affiliates shall use their respective reasonable efforts to assist the Tupperware Indemnitees in enforcing the DKI Indemnification with respect to DKI Indemnifiable Losses to which the Tupperware Indemnitees are or may become subject, including, without limitation, instituting a lawsuit, action or other proceeding to enforce such DKI Indemnification (whether to seek to enforce such DKI Indemnification on behalf of such Tupperware Indemnitee, to seek indemnification with respect to the Indemnifiable Loss incurred by Premark pursuant to Section 4.01 of this Agreement or otherwise); provided that such Tupperware Indemnitee shall reimburse Premark for its reasonable fees and expenses (including, without limitation, reasonable fees and expenses of Premark's counsel) in connection with such lawsuit, action or other proceeding (it being understood that if such lawsuit, action or other proceeding involves matters other than enforcement of the DKI Indemnification with respect to DKI Indemnifiable Losses of Tupperware Indemnitees, such reimbursement obligation shall be limited to such incremental fees and expenses incurred in connection with such enforcement).

  (c) Without limiting the generality of the foregoing, any DKI Indemnifiable Losses as to which Premark has an enforceable DKI Indemnification shall be deemed not to have been assumed by any Tupperware Indemnitee in connection with the Distribution, if and to the extent that such Tupperware Indemnitee does not have an enforceable DKI Indemnification.

  Section 3.10 Premark Guarantees. Tupperware shall use its reasonable efforts
               ------------------
to cause itself or one of its Affiliates to be substituted in all respects for Premark in respect of all obligations of Premark under (i) any guarantee related to the franchises set forth on Schedule 1.6(a), effective as of the date that Tupperware next effects a resigning of any franchise agreement related to any such franchise, and (ii) each of the guarantees and comfort letters set forth on Schedule 1.6(b), effective as of the next maturity date after the date hereof of each of the related agreements with respect to which such guaranty or comfort letter was issued.

                                  ARTICLE IV

                                INDEMNIFICATION

  Section 4.01 Indemnification by Premark. Except with respect to claims for
               --------------------------
proceeds of Policies or other amounts received, which shall be governed by
Section 3.06 and Section 4.03, Premark shall indemnify, defend and hold harmless Tupperware, each Affiliate of Tupperware and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (the "Tupperware Indemnitees") from and against each of the following:

    (a) The Premark Liabilities and any and all Losses of the Tupperware Indemnitees arising out of, or due to the failure or alleged failure of Premark or any of its Affiliates to pay, perform or otherwise discharge in due course any of the Premark Liabilities.

    (b) All Losses of any Tupperware Indemnitee arising (whether before, on or after the Distribution Date) in connection with the Premark Assets or the Premark Businesses, whether any such Losses relate to events, occurrences or circumstances occurring or existing, or whether any such Losses are asserted, before, on or after the Distribution Date.

    (c) In the event that, notwithstanding the provisions of Section 3.09, any Tupperware Indemnitee cannot enforce the DKI Indemnification with respect to any DKI Indemnifiable Losses to which such Tupperware Indemnitee is or may become subject, such DKI Indemnifiable Losses, to the extent and only to the extent that Premark is able to enforce the DKI Indemnification with respect to such DKI Indemnifiable Losses.

    (d) Fifty percent of any Losses of any Tupperware Indemnitee arising (whether before, on or after the Distribution Date) in connection with the Dart Guarantees, whether any such Losses relate to events, occurrences or circumstances occurring or existing, or whether any such Losses are asserted, before, on or after the Distribution Date.

    (e) All Losses of any Tupperware Indemnitee arising out of or based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the information set forth in the following parts of any preliminary or final Form 10 or any amendment thereto: Premark's letter to its stockholders or under the headings "Certain Special Considerations-- Effects on Premark Common Stock," "Introduction," "The Distribution," "Management of Tupperware--Compensation of Executive Officers," and "Tupperware Corporation Pro Forma Consolidated Financial Information (other than with respect to information provided by the Tupperware Group)," and any information under "Summary of Certain Information" derived from information contained under such headings.

Notwithstanding anything in this Section 4.01 to the contrary, neither Premark nor any Premark Subsidiary shall have any liability whatsoever to either Tupperware or any Tupperware Subsidiary in respect of any Tax, except as otherwise provided in the Tax Sharing Agreement.

  Section 4.02 Indemnification by Tupperware. Except with respect to claims
               -----------------------------
for proceeds of Policies or other amounts received, which shall be governed by
Section 3.06 and Section 4.03, Tupperware shall indemnify, defend and hold harmless Premark, each Affiliate of Premark and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (the "Premark Indemnitees") from and against each of the following:

    (a) The Tupperware Liabilities and any and all Losses of the Premark Indemnitees arising out of, or due to the failure or alleged failure of Tupperware or any of its Affiliates to pay, perform or otherwise discharge in due course any of the Tupperware Liabilities.

    (b) All Losses of any Premark Indemnitee arising (whether before, on or after the Distribution Date) in connection with the Tupperware Assets or the Tupperware Businesses, whether any such Losses relate to events, occurrences or circumstances occurring or existing, or whether any such Losses are asserted, before, on or after the Distribution Date.

    (c) All Losses of any Premark Indemnitee arising out of or based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information set forth in any preliminary or final Form 10 or any amendment thereto, except for information set forth under the headings specified in Section 4.01(e), with respect to which Premark will indemnify Tupperware, and except for information set forth under the headings "Arrangements Between Premark and Tupperware Relating to the Distribution," and "Certain Transactions."

Notwithstanding anything in this Section 4.02 to the contrary, neither Tupperware nor any Tupperware Subsidiary shall have any liability whatsoever to either Premark or any Premark Subsidiary in respect of any Tax, except as otherwise provided in the Tax Sharing Agreement.

  Section 4.03 Limitations on Indemnification Obligations.
               ------------------------------------------

  (a) The amount which any party (an "Indemnifying Party") is or may be required to pay to any other party (an "Indemnitee") pursuant to Section 4.01 or Section 4.02 shall be reduced (including, without limitation, retroactively) by any proceeds of Policies and amounts recovered under the DKI Indemnification or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss. If an Indemnitee shall have received the payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive proceeds of Policies or amounts recovered under the DKI Indemnification or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount actually received (up to but not in excess of the amount of any Indemnity Payment made hereunder). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

  (b) If any Indemnitee realizes a Tax benefit or detriment in one or more Tax periods by reason of having incurred an Indemnifiable Loss for which such Indemnitee receives an Indemnity Payment from an Indemnifying Party, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the Tax benefit or such Indemnifying Party shall pay to such Indemnitee an additional amount equal to the Tax detriment (taking into account any Tax detriment resulting from the receipt of such additional amounts), as the case may be. The amount of any Tax benefit or any Tax detriment for a Tax period realized by an Indemnitee by reason of having incurred an Indemnifiable Loss shall be deemed to equal the product obtained by multiplying (i) the amount of any deduction or inclusion in income for such period resulting from such Indemnifiable Loss or the payment thereof, as the case may be, by (ii) the highest applicable marginal Tax rate for such period (provided, however, that
                                                      --------
the amount of any Tax benefit attributable to an amount that is creditable shall be deemed to equal the amount of such creditable item). Any payment due under this Section 4.03(b) with respect to a Tax benefit or Tax detriment realized by an Indemnitee in a Tax period shall be due and payable within 30 days from the time the return for such Tax period is due, without taking into account any extension of time granted to the party filing such return.

  (c) In the event that an Indemnity Payment shall be denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:

      (i) with respect to a Loss arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

      (ii) with respect to a Loss covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Loss with the Indemnifying Party; and

      (iii) with respect to a Loss not covered by clause (i) or (ii) above, the Foreign Exchange Rate for such currency shall be determined as of the date that notice of the claim with respect to such Loss shall be given to the Indemnitee.

  Section 4.04 Procedures for Indemnification.
               ------------------------------
  (a) Procedures for Indemnification of Third Party Claims shall be as follows:

      (i) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any governmental entity) who is not a party to this Agreement (or an Affiliate thereof) or to any Ancillary Agreement of any claim or of the commencement by any such Person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to Section 4.01, Section 4.02, or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice as provided
    --------
    in this Section 4.04(a)(i) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail and, if ascertainable, shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by such Indemnitee.

      (ii) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 4.04(a)(i) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IV for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that,
                                                            --------
    if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 4.04(a)(ii), such Indemnitee may defend or (subject to the remainder of this Section 4.04(a)(ii)) seek to compromise or settle such Third Party Claim. Notwithstanding the foregoing, neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee, in the case of a consent or settlement by an Indemnifying Party, or the Indemnifying Party, in the case of a consent or settlement by the Indemnitee, of a written release from all liability in respect to such Third Party Claim.

      (iii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claims, subject to the establishment of appropriate confidentiality arrangements which are reasonably satisfactory to Premark and Tupperware.

      (iv) Notwithstanding anything else in this Section 4.04 to the contrary, if an Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all liability in respect thereof) and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third Party Claim.

  (b) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable law.

  (c) In addition to any adjustments required pursuant to Section 4.03, if the amount of any Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

  (d) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

  Section 4.05 Remedies Cumulative. The remedies provided in this Article IV
               -------------------
shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

  Section 4.06 Survival of Indemnities. The obligations of each of Premark and
               -----------------------
Tupperware under this Article IV shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Loss of the other related to such assets, businesses or Liabilities.

                                   ARTICLE V

                             ACCESS TO INFORMATION

  Section 5.01 Access to Information. From and after the Distribution Date,
               ---------------------
Premark shall afford to Tupperware and its Representatives reasonable access (including using reasonable efforts to give access to

Persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within Premark's possession or in the possession of a Premark Subsidiary relating to Tupperware, any Tupperware Subsidiary, any Tupperware Assets or the Tupperware Businesses, insofar as such access is reasonably required by Tupperware or any Tupperware Subsidiary. Similarly, Tupperware shall afford to Premark and its Representatives reasonable access (including using reasonable efforts to give access to Persons or firms possessing Information) and duplicating rights during normal business hours to Information within Tupperware's possession relating to Premark or any Premark Subsidiary and insofar as such access is reasonably required by Premark or any Premark Subsidiary. Information may be requested under this Article V for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

  Section 5.02 Production of Witnesses. After the Distribution Date, each of
               -----------------------
Premark and Tupperware shall, and shall cause their respective Subsidiaries to, use reasonable efforts to make available to the other party and its Subsidiaries, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such Representatives) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

  Section 5.03 Retention of Records. Except as otherwise required by law or
               --------------------
agreed to in writing, each of Premark and Tupperware shall, and shall cause each of their respective Subsidiaries to, retain for a period of at least seven years following the Distribution Date, all significant Information relating to the business of the other and the other's Subsidiaries. In addition, after the expiration of such seven-year period, such Information shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (a) the party proposing to destroy or otherwise dispose of such Information shall provide no less than 30 days' prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

  Section 5.04 Confidentiality. Each of Premark and Tupperware shall, and
               ---------------
shall cause each of their respective Subsidiaries and Representatives to, hold, in strict confidence, all material Information concerning the other in its possession or furnished by the other or the other's Representatives pursuant to either this Agreement or any Ancillary Agreement (except to the extent that such Information has been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other Person, except its Representatives, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law.

                                  ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

  Section 6.01 Complete Agreement; Construction. This Agreement and the
               --------------------------------
Ancillary Agreements, including any schedules and exhibits hereto or thereto, and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Employee Benefits and Compensation Allocation Agreement or the Tax Sharing Agreement, the provisions of the Employee Benefits and Compensation Allocation Agreement or the Tax Sharing Agreement, as appropriate, shall control.

  Section 6.02 Survival of Agreements. Except as otherwise contemplated by
               ----------------------
this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

  Section 6.03 Expenses. All costs and expenses related to the Distribution
               --------
shall be allocated between Premark and Tupperware as set forth on Schedule
6.03.

  Section 6.04 Governing Law. This Agreement shall be governed by and
               -------------
construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

  Section 6.05 Notices. All notices, requests, claims, demands and other
               -------
communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), or sent by cable, telegram, telex or telecopy (confirmed by regular, first-class mail), to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

  if to Premark:

    Premark International, Inc.
    1717 Deerfield Road
    Deerfield, Illinois 60015
    Attention: General Counsel

  if to Tupperware:

    Tupperware Corporation
    P.O. Box 2353
    Orlando, Florida 32802
    Attention: General Counsel

  Section 6.06 Dispute Resolution. Premark and Tupperware shall each appoint
               ------------------
two members from their managerial staffs to serve on a joint committee (the "Dispute Resolution Committee"). The Dispute Resolution Committee shall meet at either Premark's or Tupperware's offices, whichever is more appropriate in light of the issue to be discussed, at such time as either party may demand in writing, for the purpose of resolving any dispute arising under this Agreement (other than a dispute arising under this Agreement in connection with Section
3.02 which shall be resolved as provided for on Schedules 3.02(a), 3.02(b) or 3.02(c), as appropriate) or the Ancillary Agreements. If the Dispute Resolution Committee is unable to resolve any dispute submitted to it by any party hereto within 30 days after such submission, the Dispute Resolution Committee shall refer the issue to the Chief Executive Officers of Premark and Tupperware for resolution. If such officers are unable to resolve such dispute within fifteen days after referral, such dispute shall be referred to binding arbitration as provided for in Section 6.07. No such dispute shall be the subject of arbitration or other formal proceeding between the parties hereto before being considered by the Dispute Resolution Committee and the Chief Executive Officers of Premark and Tupperware.

  Section 6.07 Binding Arbitration. (a) Any controversy, dispute or claim
               -------------------
(whether lying in contract or tort) between or among the parties arising out of or related to this Agreement (other than a dispute arising under this Agreement in connection with Section 3.02 which shall be resolved as provided for on Schedules 3.02(a), 3.02(b) or 3.02(c), as appropriate) or the Ancillary Agreements shall, after the dispute resolution process set forth in Section
6.06 has been completed, be submitted to arbitration in accordance with this
Section 6.07.

  (b) Each such controversy, dispute or claim submitted by a party to arbitration shall be heard by an arbitration panel composed of three arbitrators, in accordance with the following provisions. Premark and Tupperware shall each appoint one arbitrator within fifteen days after the matter has been submitted to arbitration. If any party fails to appoint its arbitrator within such fifteen day period, any party may apply to the American Arbitration Association (the "AAA") to appoint an arbitrator on behalf of the party that has failed to appoint its arbitrator. The two arbitrators appointed by, or on behalf of, the parties shall jointly appoint a third arbitrator, who shall chair the arbitration panel (the "Chairman"). If the arbitrators appointed by, or on behalf of, the parties do not succeed in appointing a Chairman within fifteen days after the latter of the two arbitrators appointed by, or on behalf of, the parties has been appointed, the Chairman shall, at the request of either party, be appointed by the AAA. If for any reason an arbitrator is unable to perform his or her function, he or she shall be replaced and a substitute shall be appointed in the same manner as the arbitrator replaced.

  (c) Except as otherwise stated herein, arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the AAA. In any arbitration proceeding hereunder: (i) proceedings shall, unless otherwise agreed by the parties, be held in Orlando, Florida; (ii) the arbitration panel shall have no power to award punitive damages and shall be bound by all statutes of limitation which would otherwise be applicable in a judicial action brought by a party; and (iii) the decision of a majority of the arbitrators (or the Chairman if there is no such majority) shall be final and binding on the parties to this Agreement and shall be enforceable in any court of competent jurisdiction. The parties hereby waive any rights to appeal or to review of such decision by any court or tribunal and also waive any objections to such enforcement. THE PARTIES HEREBY AGREE TO WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CONTROVERSY, DISPUTE OR CLAIM SUBMITTED TO ARBITRATION UNDER THIS AGREEMENT.

  (d) Notice preliminary to, in conjunction with, or incident to any arbitration proceeding may be sent to the parties by registered or certified mail (return receipt requested) at the address set forth in Section 6.05 and personal service is hereby waived. The arbitrators shall award recovery of all costs and fees incurred in connection with the arbitration and the proceeding, and obtaining any judgment related thereto, of each disputed matter (including reasonable attorney's fees and expenses and arbitrator's fees and expenses and court costs, in each case, with respect to such disputed matter) to the party that substantially prevails in the arbitration proceeding with respect to such disputed matter.

  (e) No provision of this Section 6.07 shall limit the right of any party to this Agreement to exercise self-help remedies such as set-off, or to obtain provisional, equitable or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration.

  Section 6.08 Amendments. This Agreement may not be modified or amended
               ----------
except by an agreement in writing signed by the parties.

  Section 6.09 Successors and Assigns. The rights under this Agreement may not
               ----------------------
be assigned and duties may not be delegated by any party without the written consent of the other parties, which consent shall not be unreasonably withheld. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

  Section 6.10 Termination. This Agreement may be terminated and the
               -----------
Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Premark Board without the approval of Tupperware or of Premark's stockholders. In the event of such termination, no party shall have any liability of any kind to any other party on account of such termination.

  Section 6.11 No Third Party Beneficiaries. Except for the provisions of
               ----------------------------
Article IV relating to Indemnitees and subsection 3.06(f) relating to directors and officers, this Agreement is solely for the benefit of the parties hereto and their respective Affiliates and should not be deemed to confer upon third parties (including any employee of Premark or Tupperware or of any Premark or Tupperware Subsidiary) any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

  Section 6.12 Titles and Headings. Titles and headings to sections herein are
               -------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  Section 6.13 Legal Enforceability. Any provision of this Agreement which is
               --------------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

  Section 6.14 No Waivers. No failure by any party hereto to take any action
               ----------
or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

  Section 6.15 Counterparts. This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  Section 6.16 Performance. Each party hereto shall cause to be performed, and
               -----------
hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such party.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                          PREMARK INTERNATIONAL, INC.

                                          By: _________________________________
                                             Name:
                                             Title:

                                          TUPPERWARE CORPORATION

                                          By: _________________________________
                                             Name:
                                             Title:

                                          DART INDUSTRIES INC.

                                          By: _________________________________
                                             Name:
                                             Title:

                       SCHEDULE 3.02(a) DIVIDEND PAYMENT

  (a) Within 15 business days after the Cut-off Date, Premark shall prepare and cause Price Waterhouse LLP ("PW") to perform agreed-upon procedures (at Premark's sole expense) on the Statement of Management Net Assets (the "Statement") of the Premark Businesses as of the Cut-off Date which shall be prepared in accordance with generally accepted accounting principles, as set forth in the Premark Corporate Accounting Manual, and on a basis consistent with the methods and practices employed in the preparation and presentation of the Premark historical consolidated financial statements.

  (b) Within said 15 days, Premark shall deliver to Tupperware and Dart a copy of the Statement together with PW's signed report thereon. Not later than the fifth business day after Tupperware's and Dart's receipt of the Statement, Dart shall pay a cash dividend to Premark based upon the Statement, in an amount such that the Net Debt (as defined below) of the Premark Businesses as of the Cut-off Date is $50 million; provided, however, that such dividend payment shall be reduced by the amount, if any, by which Premark's Management Net Assets (as defined below) exceeds $895 million. It is expressly understood that the dividend shall be paid notwithstanding the fact that Tupperware may dispute the Statement pursuant to subparagraph (c) below.

  (c) Not later than five business days after receipt of the Statement, Tupperware may notify Premark that it disputes any item or amount reflected in the Statement, based solely upon the application of the accounting principles, methods and practices described in paragraph (a) of this Schedule 3.02(a), specifying in reasonable detail, the points of disagreement and the amount thereof. Premark and Tupperware shall use their best efforts to resolve any disputes as promptly as possible, but in no event later than 60 days after the Cut-off Date. If this effort fails, Arthur Andersen & Co. shall forthwith be engaged as an arbitrator (the "Arbitrator") to resolve (based solely on presentations by Premark, PW, and Tupperware and not by independent review or audit) all points of disagreement with respect to the Statement. All determinations made by the Arbitrator shall be final, conclusive and binding with respect to the Statement. The fees and expenses of the Arbitrator shall be allocated to Tupperware and Premark by the Arbitrator based on Arbitrator's judgment of the relative merits of the issues.

  (d) For purposes of this Schedule 3.02(a), "Net Debt" means consolidated short-term borrowings, current portions of long-term debt, and long-term debt, less total cash and cash equivalents of Premark (including Tupperware). Management Net Assets consists of management assets less management liabilities (as described in Section 401 of the Premark Corporate Accounting Manual) of the Premark Businesses.

  (e) Any reduction in the dividend determined by the Arbitrator shall be paid by Premark to Dart not later than five business days after the receipt of such determination from the Arbitrator together with a copy of the Statement as determined by the Arbitrator, together with interest, at a per annum rate of interest equal to the prime rate than in effect at Citibank, N.A., computed from the date of payment of the dividend through the date immediately preceding the date of repayment.

  (f) In the event that either party to this Agreement believes that any extraordinary or unusual event has adversely affected Net Debt as of the Cut-off Date, such party may notify the other parties to this Agreement and the Chairman of Premark of such event, together with appropriate detail, not later than 15 days after the Cut-off Date. Within 5 business days of receipt of such notice, the Chairman of Premark shall evaluate the impact of such event(s) on the Net Debt as of the Cut-off Date, determine the adjustment to be made to the cash dividend, if any, and notify the parties. In the event that such determination affects the amount of the cash dividend in paragraph (b) above, either Premark shall repay Dart any amount determined to be an overpayment of the cash dividend or Dart shall pay Premark any amount determined to be an underpayment of the cash dividend, as the case may be, as a consequence of the impact of the extraordinary or unusual event. Any such payment shall include interest at a per annum rate of interest equal to the prime rate then in effect at Citibank, N.A., computed from the date of payment of the dividend through the date immediately preceding the date of payment of any amount contemplated by this paragraph (f).

  (g) Tupperware shall fund 65% of the amount necessary to pay the dividend declared upon the common stock of Premark on May 1, 1996.